Exhibit 99.1

DEL MONTE CORPORATION REPORTS

FISCAL 2013 SECOND QUARTER RESULTS

San Francisco –December 7, 2012 – Del Monte Corporation:

Announcement Highlights

For the second quarter fiscal 2013:

•	Net sales increased 1.5%

                    o Pet Products sales increased 5.8% due to new product volumes and list pricing actions net of trade spend

                    o Consumer Products sales decreased 2.3% due to existing product unit volume declines

•	Operating income declined 1.8%

•	Adjusted EBITDA[1] increased 1.1%

•	Total net debt was $3,737.0 million as of October 28, 2012

Del Monte Foods Three Months Ended October 28, 2012

Del Monte Foods today reported net sales in the second quarter fiscal 2013 of $1,009.7 million compared to $994.3 million in the second quarter fiscal 2012, an increase of 1.5%. Pet new product volumes and list pricing actions net of trade spend drove the increase. Existing product declines in both Pet and Consumer partially offset the increase.

Operating income declined 1.8% from $107.1 million in the prior year period to $105.2 million. The decrease was primarily driven by increased marketing and operating costs. This was partially offset by list pricing actions net of trade spend and lower G&A.

[1]

Reflects “EBITDA” and “Consolidated EBITDA” as calculated pursuant to the Company’s 7.625% Notes Indenture and credit agreements, respectively. Please refer to the reconciliation of non-GAAP financial measures located at the end of this press release.

Adjusted EBITDA increased 1.1% to $160.7 million compared to $158.9 million in the prior year period. The drivers of Adjusted EBITDA were similar to those of operating income noted above. In addition, the cash impact of hedging activity drove the increase in Adjusted EBITDA. Gains and losses on economic hedging positions are recorded as other (income) expense. For cash flow hedges, the effective portion of gains and losses is deferred in equity and recognized as part of cost of products sold in the appropriate period. The cash impact of all hedging activities is reflected in Corporate Adjusted EBITDA. In calculating Adjusted EBITDA, the adjustment for cash benefits from economic hedge positions is calculated pursuant to the Company’s 7.625% Notes Indenture and credit agreements.

“The Company remains committed to long-term brand building in both Pet and Consumer,” said Dave West, CEO of Del Monte Foods. “In November, the Company launched a national integrated marketing campaign to support the iconic Del Monte brand, highlighting the brand’s vitality and nutritional appeal. Also, we continue to support new Pet Products such as Meow Mix Tender Centers, Pup-Peroni Mix-Stix, and Milo’s Kitchen Chicken Grillers Chicken Recipe through increased marketing investment.”

Reportable Segments – Results for Three Months Ended October 28, 2012

Pet Products

Pet Products net sales were $497.0 million, an increase of 5.8% from net sales of $469.6 million in the prior year period. The increase in Pet Products net sales was driven by new product volume growth, primarily in dry cat food and pet snacks. List pricing actions net of trade spend also positively contributed to net sales.

Pet Products operating income increased 3.4% from $79.5 million in the second quarter fiscal 2012 to $82.2 million in the second quarter fiscal 2013. The increase was primarily due to list pricing actions net of trade spend partially offset by higher marketing and operating costs.

Pet Products Adjusted EBITDA declined from $100.5 million in the second quarter fiscal 2012 to $99.9 million in the second quarter fiscal 2013, or 0.6%.

Consumer Products

Consumer Products net sales were $512.7 million, a decline of 2.3% from net sales of $524.7 million in the prior year period. The decline in Consumer Products net sales was driven by unit volume declines in existing products (retail Tomato) due to a planned shift in promotional activities and category softness.

Consumer Products operating income declined 18.0% from $51.6 million in the second quarter fiscal 2012 to $42.3 million in the second quarter fiscal 2013. The decline was primarily driven by the negative impact of the topline and higher marketing costs to support the Del Monte brand revitalization.

Consumer Products Adjusted EBITDA declined from $70.7 million in the second quarter fiscal 2012 to $56.1 million in the second quarter fiscal 2013, or 20.7%. The drivers of the decline were similar to those of operating income noted above.

Del Monte Foods Six Months Ended October 28, 2012

Net sales for the six months ended October 28, 2012 were $1,830.8 million compared to $1,770.5 million for the prior year period, an increase of 3.4%. The increase was driven by new products volume growth in Pet and list pricing actions net of trade spend.

Operating income declined from $156.4 million in the prior year period to $151.0 million, or 3.5%. The decline was primarily driven by increased marketing and operating costs. List pricing actions net of trade spend and lower G&A contributed positively to operating income.

Other income of $30.7 million for the six months ended October 28, 2012 was comprised primarily of gains on commodity hedging contracts, partially offset by losses on interest rate swaps. The gains on commodity hedging contracts recorded in the period, the cash portion of which are reflected in Corporate Adjusted EBITDA, partially offset both ingredient cost increases seen in cost of products sold and ingredient cost increases that we expect to see in future quarters.

Adjusted EBITDA increased 5.5% to $274.3 million compared to $260.1 million in the prior year period. Cash benefits from economic hedge positions are reflected in Corporate Adjusted EBITDA as noted above. List pricing actions net of trade spend partially offset by increased marketing and operating costs, contributed to the increase. In calculating Adjusted EBITDA, the adjustment for cash benefits from economic hedge positions is calculated pursuant to the Company’s 7.625% Notes Indenture and credit agreements.

Select Liquidity Data

At October 28, 2012, total debt was $3,893.3 million and cash and cash equivalents were $156.3 million. As of October 28, 2012, there were no outstanding borrowings under the Company’s $750.0 million ABL Facility. For the six months ended October 28, 2012, capital expenditures totaled $42.2 million. The Company also spent $12.0 million for the acquisition of the SnoKist assets.

Free Cash Flow2 for the six months ended October 28, 2012 was $(133.7) million, compared to $(90.5) million in the prior year period. The decline was primarily due to higher working capital (inventories) and capital expenditures. Higher Adjusted EBITDA partially offset the decline.

Conference Call/Webcast Information

Del Monte Foods will host a live audio webcast, accompanied by a slide presentation, to discuss the second quarter fiscal 2013 results at 8:00 a.m. PT (11:00 a.m. ET) today. To access the live webcast and slides, go to http://investors.delmonte.com. Under Events, click Q2 F13 Del Monte Foods Earnings Conference Call. Printable slides are expected to be available in advance of the call. Historical quarterly results can be accessed at http://investors.delmonte.com. The audio portion of the webcast may also be accessed during the call (listen-only mode) as follows: 1-888-788-9432 (1-210-795-9068 outside the U.S. and Canada), verbal code: Del Monte Foods. The webcast and slide presentation will be available online following the presentation.

[2]

Free Cash Flow is defined as Adjusted EBITDA less cash interest, cash taxes (net of refunds), normal capital expenditures and plus/less decrease/ increase in working capital (excluding the impact of the Merger). Accordingly, this excludes, among other things, $44.0 million related to tax refunds for the six months ended October 30, 2011. Please refer to the reconciliation of non-GAAP financial measures located at the end of this press release.

Merger

On March 8, 2011, Del Monte Foods Company was acquired by an investor group led by funds affiliated with Kohlberg Kravis Roberts & Co. L.P., Vestar Capital Partners and Centerview Capital, L.P. (collectively, the “Sponsors”). The acquisition is referred to as the “Merger.”

About Del Monte Foods

Del Monte Foods is one of the country’s largest producers, distributors and marketers of premium quality, branded pet products and food products for the U.S. retail market, generating approximately $3.7 billion in net sales in fiscal 2012. With a powerful portfolio of brands, Del Monte products are found in eight out of ten U.S. households. Pet food and pet snacks brands include Meow Mix®, Kibbles ’n Bits®, Milk-Bone®, 9Lives®, Pup-Peroni®, Gravy Train®, Nature’s Recipe®, Canine Carry Outs®, Milo’s Kitchen® and other brand names. Food product brands include Del Monte®, Contadina®, S&W®, College Inn® and other brand names. The Company also produces and distributes private label pet products and food products.

For more information on Del Monte Foods, visit the Company’s website at www.delmontefoods.com.

Del Monte. Nourishing Families. Enriching Lives. Every Day.®

Non-GAAP Financial Measures

Del Monte Corporation reports its financial results in accordance with generally accepted accounting principles in the United States (“GAAP”). In this press release and the accompanying webcast, Del Monte is also providing certain non-GAAP financial measures – specifically, Adjusted EBITDA, Adjusted EBITDA Margin, Free Cash Flow and Net Debt to Adjusted EBITDA.

Del Monte presents Adjusted EBITDA because it believes that this is an important supplemental measure relating to its financial condition since it is used in certain covenant calculations that may be required from time to time under the indenture that governs its 7.625% Senior Notes due 2019 (referred to therein as “EBITDA”) and the credit agreements relating to its Term Loan Facility and ABL Facility (referred to therein as “Consolidated EBITDA”). EBITDA is defined as income before interest expense, provision for income taxes, and depreciation and amortization. Adjusted EBITDA is defined as EBITDA, further adjusted as required by the definitions of “EBITDA” and “Consolidated EBITDA” contained in the Company’s indenture and credit agreements. Although Adjusted EBITDA may be useful to benchmark our performance period to period, Del Monte’s presentation of Adjusted EBITDA has limitations as an analytical tool. Adjusted EBITDA is not a GAAP measure of liquidity or profitability and should not be considered as an alternative to net income, operating income, net cash provided by operating activities or any other measure determined in accordance with GAAP. Additionally, Adjusted EBITDA is not intended to be a measure of cash flow available for discretionary expenditures, as it does not take into account debt service requirements, obligations under the monitoring agreement with Del Monte’s Sponsors, capital expenditures or other non-discretionary expenditures that are not deducted from the measure.

Del Monte presents Adjusted EBITDA Margin because it uses such measure internally to focus management on year-over-year changes in the Company’s business and believes this information is also helpful to investors. In calculating Adjusted EBITDA Margin, the Company uses Adjusted EBITDA because it believes its investors are familiar with Adjusted EBITDA and that consistency in the presentation of EBITDA-related measures is helpful to investors.

Del Monte presents Free Cash Flow because it uses such measure internally to benchmark its performance period-to-period and believes this information is also helpful to investors. This presentation of Free Cash Flow has limitations as an analytical tool. Free Cash Flow does not represent the residual cash flow available for discretionary expenditures, since it does not take into account debt service requirements or other non-discretionary expenditures that are not deducted from the measure.

Del Monte uses Net Debt to Adjusted EBITDA ratios internally to focus management on year-over-year changes in the Company’s leverage and believes this information is also helpful to investors. The Company uses Adjusted EBITDA in this leverage measure because it believes its investors are familiar with Adjusted EBITDA and that consistency in presentation of EBITDA-related measures is helpful to investors.

Del Monte cautions investors that the non-GAAP financial measures presented are intended to supplement its GAAP results and are not a substitute for such results. Additionally, Del Monte cautions investors that the non-GAAP financial measures used by the Company may not be comparable to similarly titled measures of other companies.

Non-GAAP Reconciliation: Adjusted EBITDA, Free Cash Flow and Adjusted EBITDA Margin
	Three Months Ended October 28, 2012				Three Months Ended October 30, 2011
(in millions)	Pet Products	Consumer Products	Corporate	Total	Pet Products	Consumer Products	Corporate	Total
Reconciliation:
Operating income	$82.2	$42.3	$(19.3)	$105.2	$79.5	$51.6	$(24.0)	$107.1
Other income (expense)	—	—	4.9	4.9	—	—	(18.1)	(18.1)
Adjustments to arrive at EBITDA:
Depreciation and amortization expense[a]	17.1	13.3	8.8	39.2	17.4	13.7	6.4	37.5
Amortization of debt issuance costs and debt discount[b]	—	—	(5.8)	(5.8)	—	—	(6.4)	(6.4)

EBITDA	$99.3	$55.6	$(11.4)	$143.5	$96.9	$65.3	$(42.1)	$120.1
Non-cash charges	—	—	1.4	1.4	—	—	0.5	0.5
Derivative transactions[c]	—	—	5.5	5.5	—	—	9.8	9.8
Non-cash stock based compensation	—	—	2.3	2.3	—	—	1.4	1.4
Non-recurring (gains) losses	—	0.2	2.1	2.3	—	—	3.1	3.1
Merger-related items	—	—	—	—	—	—	3.6	3.6
Business optimization charges	0.6	0.3	2.7	3.6	3.3	5.1	7.3	15.7
Other	—	—	2.1	2.1	0.3	0.3	4.1	4.7

Adjusted EBITDA	$99.9	$56.1	$4.7	$160.7	$100.5	$70.7	$(12.3)	$158.9

Net sales				$1,009.7				$994.3

Adjusted EBITDA margin				15.9%				16.0%

[a]	Includes $3.0 million of accelerated depreciation in the three months ended October 28, 2012 related to the closure of our Kingsburg, California facility.

[b]	Represents adjustments to exclude amortization of debt issuance costs and debt discount reflected in depreciation and amortization because such costs are not deducted in arriving at operating income.

[c]	Represents adjustments needed to reflect only the cash impact of derivative transactions in the calculation of Adjusted EBITDA.

	Six Months Ended October 28, 2012				Six Months Ended October 30, 2011
(in millions)	Pet Products	Consumer Products	Corporate	Total	Pet Products	Consumer Products	Corporate	Total
Reconciliation:
Operating income	$133.7	$56.1	$(38.8)	$151.0	$135.7	$66.0	$(45.3)	$156.4
Other income (expense)	—	—	30.7	30.7	—	—	(48.4)	(48.4)
Adjustments to arrive at EBITDA:
Depreciation and amortization expense[a]	34.4	26.2	19.7	80.3	34.8	26.6	12.7	74.1
Amortization of debt discount and debt issuance costs[b]	—	—	(11.9)	(11.9)	—	—	(12.7)	(12.7)

EBITDA	$168.1	$82.3	$(0.3)	$250.1	$170.5	$92.6	$(93.7)	$169.4
Non-cash charges	—	—	1.6	1.6	—	—	1.7	1.7
Derivative transactions[c]	—	—	(2.1)	(2.1)	—	—	45.4	45.4
Non-cash stock based compensation	—	—	4.8	4.8	—	—	2.6	2.6
Non-recurring (gains) losses	—	1.4	3.3	4.7	—	—	6.0	6.0
Merger-related items	—	—	—	—	—	—	10.6	10.6
Business optimization charges	3.4	3.0	4.1	10.5	3.3	5.1	8.9	17.3
Other	—	—	4.7	4.7	0.8	0.8	5.5	7.1

Adjusted EBITDA	$171.5	$86.7	$16.1	$274.3	$174.6	$98.5	$(13.0)	$260.1

Adjustments to arrive at free cash flow:
Cash interest				$(109.9)				$(110.6)
Cash taxes (net of refunds)				(1.3)				42.3
Adjustment to cash taxes to eliminate impact of Merger				—				(44.0)
Changes in working capital and other				(254.6)				(205.1)
Capital expenditures				(42.2)				(33.2)

Free cash flow[d]				$(133.7)				$(90.5)

Net sales				$1,830.8				$1,770.5

Adjusted EBITDA margin				15.0%				14.7%

[a]	Includes $7.8 million of accelerated depreciation in the six months ended October 28, 2012 related to the closure of our Kingsburg, California facility.

[b]	Represents adjustments to exclude amortization of debt issuance costs and debt discount reflected in depreciation and amortization because such costs are not deducted in arriving at operating income.

[c]	Represents adjustments needed to reflect only the cash impact of derivative transactions in the calculation of Adjusted EBITDA.

[d]

Free Cash Flow is defined as Adjusted EBITDA less cash interest, cash taxes (net of refunds), normal capital expenditures and plus/less decrease/ increase in working capital (excluding the impact of the Merger). Accordingly, this excludes, among other things, $44.0 million related to tax refunds for the six months ended October 30, 2011.

Forward-Looking Statements

This press release and the accompanying conference call may contain forward-looking statements conveying management’s expectations as to the future based on plans, estimates and projections at the time the Company makes the statements. Forward-looking statements involve inherent risks and uncertainties and the Company cautions you that a number of important factors could cause actual results to differ materially from those contained in any such forward-looking statement. Such forward-looking statements include statements regarding expected productivity in fiscal 2013 as well as other statements related to fiscal 2013.

Factors that could cause actual results to differ materially from those described in this press release or the accompanying conference call include, among others: our debt levels and ability to service our debt and comply with covenants; the failure of the financial institutions that are part of the syndicate of our revolving credit facility to extend credit to us; competition, including pricing and promotional spending levels by competitors; our ability to launch new products and anticipate changing pet and consumer preferences; our ability to maintain or increase prices and persuade consumers to purchase our branded products versus lower-priced branded and private label offerings and shifts in consumer purchases to lower-priced or other value offerings, particularly during economic downturns; our ability to implement productivity initiatives to control or reduce costs; cost and availability of inputs, commodities, ingredients and other raw materials, including without limitation, energy (including natural gas), fuel, packaging, fruits, vegetables, tomatoes, grains (including corn), sugar, spices, meats, meat by-products, soybean meal, water, fats, oils and chemicals; logistics and other transportation-related costs; hedging practices and the financial health of the counterparties to our hedging programs; currency and interest rate fluctuations; the loss of significant customers or a substantial reduction in orders from these customers or the financial difficulties, bankruptcy or other business disruption of any such customer; contaminated ingredients; allegations that our products cause injury or illness, product recalls and product liability claims and other litigation; transformative plans; strategic transaction endeavors, if any, including identification of appropriate targets and successful implementation; changes in, or the failure or inability to comply with, U.S., foreign and local governmental regulations, including packaging and labeling regulations, environmental regulations and import/export regulations or duties; impairments in the book value of goodwill or other intangible assets; sufficiency and effectiveness of marketing and trade promotion programs; adverse weather conditions, natural disasters, pestilences and other natural conditions that affect crop yields or other inputs or otherwise disrupt operations; any disruption to our manufacturing or supply chain, particularly any disruption in or shortage of seasonal pack; reliance on certain third parties, including co-packers, our broker and third-party distribution centers or managers; risks associated with foreign operations; pension costs and funding requirements; protecting our intellectual property rights or intellectual property infringement or violation claims; failure of our information technology systems; and the control of substantially all of our common stock by a group of private investors and conflicts of interest potentially posed by such ownership.

Generally, these factors and other risks and uncertainties are described in more detail, from time to time, in the Company’s filings with the Securities and Exchange Commission, including its annual report on Form 10-K and quarterly reports on Form 10-Q. All forward-looking statements in this press release and accompanying conference call are qualified by these cautionary statements and are made only as of the date of this press release. We undertake no obligation, other than as required by law, to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

DEL MONTE CORPORATION AND SUBSIDIARIES

Condensed Consolidated Statements of Income (Loss) (unaudited)

(in millions)

	Three Months Ended		Six Months Ended
	October 28,	October 30,	October 28,	October 30,
	2012	2011	2012	2011
Net sales	$1,009.7	$994.3	$1,830.8	$1,770.5
Cost of products sold	725.2	712.3	1,325.8	1,266.7

Gross profit	284.5	282.0	505.0	503.8
Selling, general and administrative expense	179.3	174.9	354.0	347.4

Operating income	105.2	107.1	151.0	156.4
Interest expense	61.3	63.1	126.5	125.7
Other (income) expense	(4.9)	18.1	(30.7)	48.4

Income (loss) from continuing operations before income taxes	48.8	25.9	55.2	(17.7)
Provision (benefit) for income taxes	19.2	8.7	19.3	(7.3)

Net income (loss)	$29.6	$17.2	$35.9	$(10.4)

DEL MONTE CORPORATION AND SUBSIDIARIES

Condensed Consolidated Statements of Comprehensive Income (Loss) (unaudited)

(in millions)

	Three Months Ended		Six Months Ended
	October 28, 2012	October 30, 2011	October 28, 2012	October 30, 2011
Net income (loss)	$29.6	$17.2	$35.9	$(10.4)

Other comprehensive income (loss):
Foreign currency translation adjustments	0.4	(0.7)	—	(0.8)
Pension and other postretirement benefits adjustments:
Prior service (cost) credit arising during the period, net of tax	—	0.1	—	(4.3)
Loss on cash flow hedging instruments, net of tax	(0.8)	—	(0.8)	—

Total other comprehensive income (loss)	(0.4)	(0.6)	(0.8)	(5.1)

Comprehensive income (loss)	$29.2	$16.6	$35.1	$(15.5)

DEL MONTE CORPORATION AND SUBSIDIARIES

Selected Financial Information (unaudited)

(in millions)

Net Sales by Segment

	Three Months Ended		Six Months Ended
Net sales:	October 28, 2012	October 30, 2011	October 28, 2012	October 30, 2011
Pet Products	$497.0	$469.6	$955.3	$891.6
Consumer Products	512.7	524.7	875.5	878.9

Total	$1,009.7	$994.3	$1,830.8	$1,770.5

Operating Income by Segment

	Three Months Ended		Six Months Ended
Operating income:	October 28, 2012	October 30, 2011	October 28, 2012	October 30, 2011
Pet Products	$82.2	$79.5	$133.7	$135.7
Consumer Products	42.3	51.6	56.1	66.0
Corporate (a)	(19.3)	(24.0)	(38.8)	(45.3)

Total	$105.2	$107.1	$151.0	$156.4

(a)	Corporate represents expenses not directly attributable to reportable segments. For the three and six months ended October 28, 2012, Corporate includes $5.1 million and $11.1 million, respectively, of restructuring related expenses.

DEL MONTE CORPORATION AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

(in millions, except share and per share data)

	October 28, 2012	April 29, 2012
	(unaudited)	(derived from audited financial statements)
ASSETS
Cash and cash equivalents	$156.3	$402.8
Trade accounts receivable, net of allowance	269.3	195.3
Inventories	1,076.5	748.7
Prepaid expenses and other current assets	133.5	125.1

TOTAL CURRENT ASSETS	1,635.6	1,471.9

Property, plant and equipment, net	732.0	729.2
Goodwill	2,119.7	2,119.7
Intangible assets, net	2,749.2	2,774.2
Other assets, net	131.2	148.1

TOTAL ASSETS	$7,367.7	$7,243.1

LIABILITIES AND STOCKHOLDER’S EQUITY
Accounts payable and accrued expenses	$681.0	$501.9
Short-term borrowings	4.6	3.3
Current portion of long-term debt	13.2	91.1

TOTAL CURRENT LIABILITIES	698.8	596.3

Long-term debt, net of discount	3,870.3	3,883.0
Deferred tax liabilities	967.1	953.8
Other non-current liabilities	290.9	308.7

TOTAL LIABILITIES	5,827.1	5,741.8

Stockholder’s equity:
Common stock ($0.01 par value per share, shares authorized:
1,000: 10 issued and outstanding)	—	—
Additional paid-in capital	1,590.3	1,586.1
Accumulated other comprehensive income (loss)	(13.7)	(12.9)
Retained earnings (accumulated deficit)	(36.0)	(71.9)

TOTAL STOCKHOLDER’S EQUITY	1,540.6	1,501.3

TOTAL LIABILITIES AND STOCKHOLDER’S EQUITY	$7,367.7	$7,243.1

DEL MONTE CORPORATION AND SUBSIDIARIES

Condensed Consolidated Statements of Cash Flows (unaudited)

(in millions)

	Six Months Ended
	October 28, 2012	October 30, 2011
OPERATING ACTIVITIES:
Net income (loss)	$35.9	$(10.4)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Depreciation and amortization	80.3	74.1
Deferred taxes	13.8	(10.8)
Write off of debt issuance cost	2.9	—
Loss on asset disposals	1.6	1.7
Stock compensation expense	4.8	2.6
Unrealized (gain) loss on derivative financial instruments	(38.0)	44.5
Changes in operating assets and liabilities	(202.8)	(146.9)

NET CASH USED IN OPERATING ACTIVITIES	(101.5)	(45.2)

INVESTING ACTIVITIES:
Capital expenditures	(42.2)	(33.2)
Merger, net of cash acquired	—	(3.0)
Payment for asset acquisition	(12.0)	—

NET CASH USED IN INVESTING ACTIVITIES	(54.2)	(36.2)

FINANCING ACTIVITIES:
Proceeds from short-term borrowings	4.6	4.4
Payments on short-term borrowings	(3.3)	(8.2)
Principal payments on long-term debt	(91.1)	(6.8)
Capital contribution, net	—	1.0

NET CASH USED IN FINANCING ACTIVITIES	(89.8)	(9.6)

Effect of exchange rate changes on cash and cash equivalents	(1.0)	3.3

NET CHANGE IN CASH AND CASH EQUIVALENTS	(246.5)	(87.7)
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	402.8	205.2

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$156.3	$117.5

# # #

CONTACTS:

Media Contact	Analyst/Investor Contact
Chrissy Trampedach	Christina Um
Del Monte Foods	Del Monte Foods
(415) 247-3420	(415) 247-3382
media.relations@delmonte.com	investor.relations@delmonte.com